Exhibit 99.1

The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com
FOR IMMEDIATE RELEASE

Media Relations	Investor Relations
Sarah Cohn tel: +1 561.322.7029 scohn@adt.com	Lawrence DeMarco tel: +1 561.988.7423 ldemarco@adt.com
ADT REPORTS FOURTH QUARTER AND FISCAL YEAR 2013 RESULTS
Q4'13 RECURRING REVENUE UP 5%; Q4'13 GAAP DILUTED EPS UP 13%
COMPANY INCREASES RETURN OF CAPITAL TO SHAREHOLDERS
FOURTH QUARTER 2013 FINANCIAL HIGHLIGHTS

•	Recurring revenue of $777 million, up 4.7%

•	EBITDA before special items of $431 million, up 7.5%

•	EBITDA margin before special items of 50.9%, up 150 basis points

•	Net income of $96 million, up 2.1%

•	Diluted earnings per share before special items of $0.46, up 7.0%
FISCAL 2013 BUSINESS HIGHLIGHTS

•	Completed successful first year as a standalone, public company

•	Customer base of 6.5 million reaches all time high, up 100 thousand customers

•	ADT Pulse overall take rate at 32% in the fourth quarter, up from 13% last year

•	Small Business recurring revenue growth of 7% for the full year, versus 3% growth in fiscal 2012

•	$1.4 billion of capital returned to shareholders through share repurchase and dividends

•	Acquired Devcon Security and Absolute Security
FOURTH QUARTER AND FISCAL YEAR RESULTS

($ in millions, except per share amounts)	Q4 2013	Q4 2012	Change	FY 2013	FY 2012	Change
Recurring revenue	$777	$742	4.7%	$3,041	$2,903	4.8%
Other revenue	$69	$70	-1.4%	$268	$325	-17.5%
Total revenue	$846	$812	4.2%	$3,309	$3,228	2.5%
Net income	$96	$94	2.1%	$421	$394	6.9%
EBITDA before special items[1]	$431	$401	7.5%	$1,690	$1,609	5.0%
EBITDA margin before special items[1]	50.9%	49.4%	150 bps	51.1%	49.8%	130 bps
Diluted earnings per share	$0.45	$0.40	12.5%	$1.88	$1.67	12.6%
Diluted earnings per share before special items[1]	$0.46	$0.43	7.0%	$1.84	$1.74	5.7%
Diluted weighted-average shares outstanding	213	236	-9.7%	224	236	-5.1%

[1]	Reconciliations from GAAP to non-GAAP financial measures can be found in the attached tables, as well as on the Investor Relations section of our web site, www.ADT.com.

BOCA RATON, Fla. - November 20, 2013 - The ADT Corporation (NYSE: ADT) today reported diluted earnings per share of $0.45 for the fourth quarter of 2013. Excluding special items for the separation from Tyco, and merger and restructuring costs, diluted earnings per share was $0.46. This compares to earnings per share excluding special items of $0.43 in the fourth quarter of last year. Using the company's cash tax rate, which factors in the benefit of the company's net operating losses, diluted earnings per share before special items was $0.751.
Recurring revenue, which made up 92% of total revenue in the quarter, was up 4.7%. Recurring revenue growth was driven by 388 thousand gross additions, including the Devcon Security acquisition, and an increase in ending average revenue per customer, which rose 3.7% to $40.31. This was partially offset by customer attrition, which rose 10 basis points sequentially to 13.9%. ADT closed the quarter with 6.5 million customer accounts, 1.5% higher than last year. Total revenue of $846 million increased 4.2% compared to the fourth quarter of 2012.
EBITDA before special items was $431 million, 7.5% higher than the prior year, and EBITDA margin before special items was 50.9%, a 150 basis point improvement. The year over year growth in margins was mainly attributable to the favorable impact from charges related to legal matters incurred during the fourth quarter of last year. Additionally, the increased costs associated with being a standalone public company were offset with productivity improvements and cost reductions.
Operating cash flow for the twelve month period ended September 27, 2013 was $1.7 billion. Steady-state free cash flow before special items, calculated on a pre-tax and unlevered basis for the twelve month period ended September 27, 2013 was $895 million1.
ADT's Chief Executive Officer, Naren Gursahaney, commented on the company's results, “I am pleased with our progress during our first year as a standalone public company.  We continue to build on our industry leading position in residential and small business life safety, security, and automation.  In the fourth quarter, we again delivered solid recurring revenue growth driven in large part by the success of Pulse and our acquisition of Devcon Security.”
Gursahaney added, “Our focus in 2014 is building on this momentum, delivering greater shareholder value by effectively deploying capital and leveraging our competitive strengths to further accelerate growth.  We look forward to sharing more details on our strategies to grow ADT’s core business both organically and through acquisitions, increase operating efficiency, and return capital to shareholders during our upcoming Investor Day on December 6th.”
RETURN OF CAPITAL
Under its previously announced three-year, $2 billion share repurchase program, the company repurchased 5 million of its shares for $206 million during the fourth quarter. Additionally, since quarter end, the company repurchased 7 million shares for $300 million. From inception, the company has repurchased 35.5 million shares for $1.6 billion under this program, resulting in a 15% reduction to outstanding shares.
The company announced today that it has entered into an accelerated share repurchase agreement with JPMorgan Chase Bank, under which it will repurchase approximately $400 million of its common stock. The company will acquire the shares under its previously authorized share repurchase program and will fund the repurchase from available cash on hand. Under the terms of the agreement with JPMorgan Chase Bank, ADT will pay JPMorgan Chase Bank $400 million on November 22, 2013 and on that date will receive initial deliveries of approximately 8 million shares, representing a substantial majority of the shares expected to be retired over the course of the agreement. The total number of shares ultimately repurchased under the agreement will generally be based on the volume-weighted average share price of the company's common stock during the calculation period of the accelerated share repurchase program, less a discount. The accelerated share repurchase program is expected to be completed by March 25, 2014, although the completion date may be accelerated at JPMorgan Chase Bank's option after an initial fixed period. The actual number of shares repurchased will be determined at the completion of the accelerated share repurchase program.
Between the shares already repurchased and the accelerated share repurchase program, we expect to complete the three year, $2 billion share repurchase program in the first half of fiscal 2014. As a result, the company's board of directors has increased the current share repurchase authorization by an additional $1.0 billion, expiring on November 27, 2015 unless it is terminated earlier by the company.
The company's board of directors has authorized a 60% increase in the company's quarterly dividend to $0.20 per share, up from $0.125 per share, beginning with the next dividend declaration.

FISCAL YEAR 2014 GUIDANCE
The company is providing the following financial guidance for fiscal 2014:

•	Recurring revenue and total revenue growth of 4%-5%

•	EBITDA margin before special items to improve 150 basis points over a three year period with at least a 50 basis point improvement in fiscal 2014

•	Steady-state free cash flow before special items growth of 5%-10%
ADT's Chief Financial Officer, Michael Geltzeiler, commented on his joining the company, "I want to reiterate how excited I am to join the ADT team. ADT is an industry leading company with a widely recognized brand and a strong customer value proposition. There is significant potential to grow the company's core businesses in home security and automation, small business, and home health. I also look forward to leading the company's efficiency program, and strategically allocating the company's sizable capital capacity to enhance shareholder returns in accordance with financial policy of increasing leverage from 2.0x towards our 3.0x target."
CONFERENCE CALL AND WEBCAST
Management will discuss the company's fourth quarter and fiscal year 2013 results during a conference call and webcast today beginning at 8:30 a.m. (ET). During the conference call and webcast management will refer to a slide presentation hosted on and accessible at http://investors.adt.com. Today's conference call for investors can be accessed in the following ways:

•	At ADT's website: http://investors.adt.com

•
By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (888) 713-4213, pass code 67481928 when prompted. The telephone dial-in number for participants outside the United States is (617) 213-4865, pass code 67481928 when prompted.

•
An audio replay of the conference call will be available at 11:30 a.m. (ET) on November 20, 2013 and ending at 11:59 p.m. (ET) on December 11, 2013. The dial-in number for participants in the United States is (888) 286-8010, pass code 22919932 when prompted. For participants outside the United States, the replay dial-in number is (617) 801-6888, pass code 22919932 when prompted.

ABOUT ADT
The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. ADT's broad and pioneering set of products and services, including ADT Pulse interactive home and business solutions, and home health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to more than six million customers, and it employs approximately 17,000 people at over 200 locations. More information is available at www.adt.com or by downloading the ADT IR app for iPhone, iPad and Android Devices.
From time to time, ADT may use its website as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investors.adt.com. In addition, you may automatically receive email alerts and other information about ADT by enrolling your email by visiting the “Investor Relations” section at http://investors.adt.com.
NON-GAAP MEASURES
Earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA margin, free cash flow (FCF), steady-state free cash flow (SSFCF), earnings per share (EPS) and EPS at cash tax rates, in each case “before special items,” are non-GAAP measures and should not be considered replacements for GAAP results.
EBITDA is a useful measure of the company's success in acquiring, retaining and servicing our customer base and ability to generate and grow recurring revenue while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation and amortization expense. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure as well as the impact of non-cash charges related to capital investments.

In addition, from time to time, the company may present EBITDA before special items, which is EBITDA, adjusted to exclude the impact of the special items highlighted below. This number provides information to investors regarding the impact of certain items management believes are useful to identify, as described below.
There are material limitations to using EBITDA. EBITDA may not be comparable to similarly titled measures reported by other companies. Furthermore, EBITDA does not take into account certain significant items, including depreciation and amortization, interest expense and tax expense, which directly affect our net income. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering EBITDA in conjunction with net income as calculated in accordance with GAAP.
FCF is a useful measure of our cash that is free from significant existing obligations and available for other uses. The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists of the impact of capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. Dealer generated accounts are accounts that are generated through our network of authorized dealers. Bulk account purchases represent accounts that we acquire from third parties outside of our authorized dealer network, such as other security service providers, on a selective basis. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
SSFCF is a useful measure of pre-levered cash that is generated by the business after the cost of replacing recurring revenue lost to attrition, but before the cost of new subscribers driving recurring revenue growth. The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and SSFCF (the non-GAAP measure) consists of the impact of capital expenditures, subscriber system assets, dealer generated customer accounts required to maintain recurring revenue, and cash paid for interest and income taxes. Capital expenditures, subscriber system assets, and dealer generated customer accounts required to maintain recurring revenue are subtracted from cash flows from operating activities because they represent long-term investments that are required to replace recurring revenue lost to attrition. The exclusion of cash paid for interest and income taxes eliminates the impact of cash flows associated with our capitalization and tax structure. The amount of dealer generated customer accounts required to maintain recurring revenue is calculated by reducing net recurring revenue lost to attrition for the previous twelve months by recurring revenue created through account generation in our direct channel for the previous twelve months and multiplying the difference by the annual creation multiple on dealer accounts. As the components of these inputs are determined using trailing twelve month information, SSFCF is calculated on a trailing twelve month basis.
In addition, from time to time the company may present FCF and SSFCF before special items, which are FCF and SSFCF, adjusted to exclude the cash impact of the special items highlighted below. These numbers provide information to investors regarding the cash impact of certain items management believes are useful to identify, as described below.
The limitation associated with using FCF and SSFCF is that they adjust for cash items that are ultimately within management's and the Board of Directors' discretion to direct and therefore may imply that there is less or more cash that is available for the company's programs than the most comparable GAAP measure. This limitation is best addressed by using FCF and SSFCF in combination with the GAAP cash flow numbers.
FCF and SSFCF as presented herein may not be comparable to similarly titled measures reported by other companies. These measures should be used in conjunction with other GAAP financial measures. Investors are urged to read the company's financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measures of Cash Flows from Operating Activities, Cash Flows from Investing Activities, Cash Flows from Financing Activities and a reconciliation of the company's total cash and cash equivalents for the period. See the accompanying tables to this press release for a cash flow statement presented in accordance with GAAP and reconciliations presenting the components of FCF and SSFCF.
EPS at cash tax rates is a useful measure of our earnings per share after considering the difference between our effective tax rate and our cash tax rate. The difference between Diluted EPS (the most comparable GAAP measure) and EPS at cash tax rates (the non-GAAP measure) is the exclusion of the impact of income tax expense and the inclusion of the impact of income taxes paid, net of refunds. Adjusting for these items provides information on the impact of our net operating loss carryforwards on our diluted EPS.

The company has presented its EPS, EPS at cash tax rates, EBITDA, EBITDA margin, FCF and SSFCF before special items. Special items include charges and gains related to acquisitions, restructurings, impairments, and other income or charges that may mask the underlying operating results and/or business trends of the company. The company utilizes these measures to assess overall operating performance, as well as to provide insight to management in evaluating overall operating plan execution and underlying market conditions. The company also presents its effective tax rate as adjusted for special items for consistency. One or more of these measures may be used as components in the company's incentive compensation plans. These measures are useful for investors because they may permit more meaningful comparisons of the company's underlying operating results and business trends between periods. The difference between net income and EPS before special items and net income and EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. EBITDA and EBITDA margin before special items do not reflect any additional adjustments that are not reflected in net income before special items. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease the company's reported operating income and operating margin and net income and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character and impact of any increase or decrease on reported results.
FORWARD-LOOKING STATEMENTS
Our reports, filings, and other public announcements may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release or report that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.  Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions.  These forward-looking statements are based on management's current beliefs and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this press release or report.  Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the following:

•	competition in the markets we serve, including new entrants in these markets;

•	entry of potential competitors upon the expiration of non-competition agreements;

•	unauthorized use of our brand name;

•	risks associated with ownership of the ADT® brand name outside of the United States and Canada by Tyco International Ltd., our former parent company (“Tyco”);

•	failure to enforce our intellectual property rights;

•	allegations that we have infringed the intellectual property rights of third parties;

•	failure to maintain the security of our information and technology networks;

•	interruption to our monitoring facilities;

•	an increase in the rate of customer attrition;

•	downturns in the housing market and consumer discretionary income;

•	our ability to develop or acquire new technology;

•	changes in U.S. and non-U.S. governmental laws and regulations;

•	increase in government regulation of telemarketing, e-mail marketing and other marketing upon cost and growth of our business;

•	risks associated with our non-compete and non-solicit arrangements with Tyco;

•	shifts in consumers' choice of, or telecommunication providers' support for, telecommunication services and equipment;

•	our dependence on certain software technology that we license from third parties;

•	failure or interruption in products or services of third-party providers;

•	our greater exposure to liability for employee acts or omissions or system failures;

•	interference with our customers' access to some of our products and services through the Internet by broadband service providers;

•	potential impairment of our deferred tax assets;

•	risks associated with acquiring and integrating customer accounts;

•	potential loss of authorized dealers and affinity marketing relationships;

•	failure to realize expected benefits from acquisitions;

•	risks associated with pursuing business opportunities that diverge from our current business model;

•	adverse developments in our relationship with our employees;

•	potential liabilities for obligations of The Brink's Company under the Coal Act;

•	changes in our credit ratings;

•	risks related to our increased indebtedness;

•	capital market conditions, including availability of funding sources;

•	potential liabilities for legacy obligations relating to the separation from Tyco;

•	failure to fully realize expected benefits from the separation from Tyco; and

•	difficulty in operating as an independent public company separate from Tyco.
Given the risk factors and uncertainties that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements.  These risk factors should not be construed as exhaustive.  We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.  If one or more of these risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected, including the market prices of our common stock during the term and after the completion of the accelerated share repurchase, the ability of the broker selected by us to buy or borrow shares of our common stock, the ability to complete the share repurchases within the proposed timing or at all, the number of shares that ultimately will be repurchased, and the uncertainty regarding the amount and timing of future share repurchases by ADT and the origin of funds used for such repurchases.  Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements.  More detailed information about these and other factors is set forth in ADT's most recent annual report on Form 10-K, our quarterly reports on Form 10-Q and in other subsequent filings with the U.S. Securities and Exchange Commission.

THE ADT CORPORATION
CONDENSED, CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	For the Quarters Ended			For the Twelve Months Ended
	September 27, 2013	September 28, 2012	% Change	September 27, 2013	September 28, 2012	% Change
Revenue	$846	$812	4.2%	$3,309	$3,228	2.5%
Cost of revenue	358	336	6.5%	1,378	1,374	0.3%
Selling, general and administrative expenses	299	302	(1.0)%	1,173	1,125	4.3%
Separation costs	6	7		23	7
Operating income	183	167	9.6%	735	722	1.8%
Interest income	—	1		1	1
Interest expense	(32)	(23)	39.1%	(118)	(93)	26.9%
Other income	1	—		24	—
Income before income taxes	152	145	4.8%	642	630	1.9%
Income tax expense	(56)	(51)	9.8%	(221)	(236)	(6.4)%
Net income	$96	$94	2.1%	$421	$394	6.9%

Earnings per share:
Basic	$0.45	$0.41	9.8%	$1.90	$1.70	11.8%
Diluted	$0.45	$0.40	12.5%	$1.88	$1.67	12.6%
Weighted-average shares outstanding:
Basic	211	232	(9.1)%	222	232	(4.3)%
Diluted	213	236	(9.7)%	224	236	(5.1)%

Effective tax rate	36.8%	35.2%	160 bps	34.4%	37.5%	(310) bps

THE ADT CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	September 27, 2013	September 28, 2012
Assets
Current Assets:
Cash and cash equivalents	$138	$234
Accounts receivable trade, net	86	78
Inventories	66	42
Prepaid expenses and other current assets	85	46
Deferred income taxes	205	40
Total current assets	580	440
Property and equipment, net	235	217
Subscriber system assets, net	2,002	1,744
Goodwill	3,476	3,400
Intangible assets, net	2,922	2,861
Deferred subscriber acquisition costs, net	520	464
Other assets	178	134
Total Assets	$9,913	$9,260
Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$3	$2
Accounts payable	203	144
Accrued and other current liabilities	264	181
Income taxes payable	43	—
Deferred revenue	245	245
Total current liabilities	758	572
Long-term debt	3,373	2,525
Deferred subscriber acquisition revenue	769	675
Deferred tax liabilities	551	157
Other liabilities	140	174
Total Liabilities	5,591	4,103
Total Equity	4,322	5,157
Total Liabilities and Equity	$9,913	$9,260

THE ADT CORPORATION
CONDENSED, CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	For the Twelve Months Ended
	September 27, 2013	September 28, 2012	% Change
Cash Flows from Operating Activities:
Net income	$421	$394
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization	942	871
Amortization of deferred subscriber acquisition costs	123	111
Amortization of deferred subscriber acquisition revenue	(135)	(120)
Stock-based compensation expense	19	7
Deferred income taxes	207	22
Provision for losses on accounts receivable and inventory	51	53
Other non-cash items	7	12
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(55)	(33)
Inventories	(25)	(30)
Accounts payable	58	(9)
Accrued and other liabilities	35	19
Income taxes, net	16	184
Deferred subscriber acquisition costs	(181)	(147)
Deferred subscriber acquisition revenue	232	161
Other	(49)	(2)
Net cash provided by operating activities	1,666	1,493	11.6%
Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(555)	(648)
Subscriber system assets	(580)	(378)
Capital expenditures	(71)	(61)
Acquisitions, net of cash acquired	(162)	—
Other	(26)	(9)
Net cash used in investing activities	(1,394)	(1,096)	27.2%
Cash Flows from Financing Activities:
Proceeds from exercise of stock options	85	—
Repurchases of common stock under approved program	(1,235)	—
Repurchases of common stock for employee related program	(6)	—
Dividends paid	(112)	—
Proceeds received for allocation of funds related to the Separation	61	—
Proceeds from long-term borrowings	850	2,489
Repayment of long-term debt	(3)	(1)
Debt issuance costs	(6)	(26)
Allocated debt activity	—	(1,482)
Change in parent company investment	—	(1,148)
Change in due to (from) Tyco	—	(63)
Net cash used in financing activities	(366)	(231)	58.4%
Effect of currency translation on cash	(2)	3
Net (decrease) increase in cash and cash equivalents	(96)	169
Cash and cash equivalents at beginning of period	234	65
Cash and cash equivalents at end of period	$138	$234

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations
(Unaudited)
Net Income Before Special Items

	For the Quarters Ended			For the Twelve Months Ended
($ in millions)	September 27, 2013	September 28, 2012	% Change	September 27, 2013	September 28, 2012	% Change
Net Income (GAAP)	$96	$94	2.1%	$421	$394	6.9%
Restructuring, net(1)	(1)	2		(1)	3
Acquisition and integration costs(1)	1	1		1	8
Non-recurring separation costs(1)	4	4		15	4
Separation related debt issuance costs(1)	—	—		—	2
Separation related other income(2)	(1)	—		(23)	—
Net Income before special items	$99	$101	(2.0)%	$413	$411	0.5%

(1)
Calculated using a tax rate of 36.8% for the quarter ended September 27, 2013, 38.3% for the quarter ended September 28, 2012, 34.4% for the twelve months ended September 27, 2013 and 38.3% for the twelve months ended September 28, 2012.

(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.
EPS Before Special Items

	For the Quarters Ended			For the Twelve Months Ended
	September 27, 2013	September 28, 2012	% Change	September 27, 2013	September 28, 2012	% Change
Diluted EPS (GAAP)	$0.45	$0.40	12.5%	$1.88	$1.67	12.6%
Restructuring, net(1)	—	0.01		—	0.01
Acquisition and integration costs(1)	—	—		—	0.03
Non-recurring separation costs(1)	0.02	0.02		0.07	0.02
Separation related debt issuance costs(1)	—	—		—	0.01
Separation related other income(2)	(0.01)	—		(0.11)	—
EPS before special items	$0.46	$0.43	7.0%	$1.84	$1.74	5.7%

(1)
Calculated using a tax rate of 36.8% for the quarter ended September 27, 2013, 38.3% for the quarter ended September 28, 2012, 34.4% for the twelve months ended September 27, 2013 and 38.3% for the twelve months ended September 28, 2012.

(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.
EPS Before Special Items at Cash Tax Rates

	For the Quarters Ended			For the Twelve Months Ended
	September 27, 2013	September 28, 2012	% Change	September 27, 2013	September 28, 2012	% Change
Diluted EPS (GAAP)	$0.45	$0.40	12.5%	$1.88	$1.67	12.6%
Plus: Impact of income tax expense on diluted EPS	0.26	0.22		0.99	1.00
Less: Impact of income taxes paid, net of refunds	0.01	(0.10)		0.01	(0.13)
EPS at cash tax rates	$0.72	$0.52	38.5%	$2.88	$2.54	13.4%
Restructuring, net(1)	—	0.01		—	0.02
Acquisition and integration costs(1)	0.01	—		0.01	0.05
Non-recurring separation costs(1)	0.03	0.03		0.10	0.03
Separation related debt issuance costs(1)	—	—		—	0.01
Separation related other income(2)	(0.01)	—		(0.11)	—
EPS before special items at cash tax rates	$0.75	$0.56	33.9%	$2.88	$2.65	8.7%

(1)
Calculated using a tax rate of (1.1)% for the quarter ended September 27, 2013, 15.9% for the quarter ended September 28, 2012, (0.3)% for the twelve months ended September 27, 2013 and 4.8% for the twelve months ended September 28, 2012.

(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)
EBITDA Before Special Items

	For the Quarters Ended			For the Twelve Months Ended
($ in millions)	September 27, 2013	September 28, 2012	% Change	September 27, 2013	September 28, 2012	% Change
Net Income (GAAP)	$96	$94	2.1%	$421	$394	6.9%
Interest expense, net	32	22		117	92
Income tax expense	56	51		221	236
Depreciation and intangible asset amortization	245	225		942	871
Amortization of deferred subscriber acquisition costs	32	29		123	111
Amortization of deferred subscriber acquisition revenue	(36)	(31)		(135)	(120)
EBITDA	$425	$390	9.0%	$1,689	$1,584	6.6%
Restructuring, net	(1)	2		(1)	4
Acquisition and integration costs	2	2		2	14
Non-recurring separation costs	6	7		23	7
Separation related other income(1)	(1)	—		(23)	—
EBITDA before special items	$431	$401	7.5%	$1,690	$1,609	5.0%
EBITDA Margin before special items	50.9%	49.4%	150 bps	51.1%	49.8%	130 bps

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

FCF Before Special Items

	For the Quarters Ended			For the Twelve Months Ended
($ in millions)	September 27, 2013	September 28, 2012	% Change	September 27, 2013	September 28, 2012	% Change
Net cash provided by operating activities	$393	$362	8.6%	$1,666	$1,493	11.6%
Dealer generated customer accounts and bulk account purchases	(127)	(154)		(555)	(648)
Subscriber system assets	(165)	(110)		(580)	(378)
Capital expenditures	(24)	(17)		(71)	(61)
FCF	$77	$81	(4.9)%	$460	$406	13.3%
Restructuring, net	—	1		2	3
Acquisition and integration costs	—	2		—	14
Non-recurring separation costs including capital expenditures	14	2		45	9
FCF before special items	$91	$86	5.8%	$507	$432	17.4%

THE ADT CORPORATION
GAAP to Non-GAAP Reconciliations (continued)
(Unaudited)

SSFCF Before Special Items

	For the Twelve Months Ended
($ in millions)	September 27, 2013	September 28, 2012	Change
Net cash provided by operating activities	$1,666	$1,493	11.6%
Subscriber system assets	(580)	(378)
Capital expenditures	(71)	(61)
Dealer generated customer accounts required to maintain recurring revenue(1)	(272)	(241)
Interest paid	107	83
Income taxes paid, net of refunds	(2)	30
SSFCF	$848	$926	(8.4)%
Restructuring, net	2	3
Acquisition and integration costs	—	14
Non-recurring separation costs including capital expenditures	45	9
SSFCF before special items	$895	$952	(6.0)%

(1)	Dealer generated customer accounts required to maintain recurring revenue is calculated as follows:

	For the Twelve Months Ended
($ in millions)	September 27, 2013	September 28, 2012
Average trailing twelve month annualized recurring revenue under contract for the period	$3,063	$2,926
Trailing twelve month gross attrition	17.1%	16.6%
Recurring revenue lost to attrition	$524	$486
Trailing twelve month recurring revenue from price escalation	$85	$82
Price escalations as a % of previous periods trailing twelve month annualized recurring revenue	2.8%	2.8%
Net recurring revenue lost	$439	$404
Direct gross additions (in thousands)	654	634
Trailing twelve month Direct New ARPU	$43.4	$41.6
Recurring revenue created through direct channel	$341	$316
Recurring revenue required through dealer channel	$98	$88
Gross dealer annual creation multiple	2.78	2.74
Dealer generated customer accounts required to maintain recurring revenue	$272	$241

THE ADT CORPORATION
SELECTED FINANCIAL AND OPERATING DATA
(Unaudited)

	For the Quarters Ended
	September 27, 2013	September 28, 2012	Change
Recurring customer revenue (in millions)	$777	$742	4.7%
Other revenue (in millions)	69	70	(1.4)%
Total revenue (in millions)	$846	$812	4.2%

Ending number of customers (in thousands)(1)	6,521	6,422	1.5%
Gross customer additions (in thousands)(1)	271	284	(4.6)%
Customer attrition rate(2)	13.9%	13.5%	40 bps
Average revenue per customer (dollars)(3)	$40.31	$38.87	3.7%

(1)
Gross customer additions for Q4'2013 exclude approximately 117 thousand customer accounts acquired in connection with the acquisition of Devcon Security in August 2013. These accounts are included in the 6.5 million ending number of customers as of September 27, 2013.

(2)
The attrition rate is a 52 week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period.

(3)
Average revenue per customer measures the average amount of recurring revenue per customer per month, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.